                                *SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(A)
                    of the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]

Check the appropriate box:

[_]  Preliminary proxy statement
[X]  Definitive proxy statement
[_]  Definitive additional materials
[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         APPLIED MAGNETICS CORPORATION
   ----------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


  ----------------------------------------------------------------------------
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
(3) Per unit price or their underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

     -------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

     -------------------------------------------------------------------------
(2)  Form, schedule or registration statement no.:

     -------------------------------------------------------------------------
(3)  Filing party:

     -------------------------------------------------------------------------
(4)  Date filed:

     -------------------------------------------------------------------------

                    [LOGO OF APPLIED MAGNETICS CORPORATION]

                              75 ROBIN HILL ROAD
                           GOLETA, CALIFORNIA 93117

                                                                January 5, 1996

To The Stockholders of Applied Magnetics Corporation:

  You are cordially invited to attend the Annual Meeting of Stockholders of Applied Magnetics Corporation to be held at 4:00 p.m., local time, on Friday, February 9, 1996, at the Company's facility at 75 Robin Hill Rd., Goleta, California. A copy of the Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy are enclosed. At the Meeting you will be asked to consider the election of directors for the next year, amendment to the 1994 Employee Stock Option Plan, and ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.

  WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE ANNUAL MEETING.

                                          APPLIED MAGNETICS CORPORATION

                                          Sincerely,

                                          /s/ Craig D. Crisman

                                          Craig D. Crisman
                                          Chairman and Secretary

                    [LOGO OF APPLIED MAGNETICS CORPORATION]

                              75 ROBIN HILL ROAD
                           GOLETA, CALIFORNIA 93117

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 9, 1996

To The Stockholders:

  The Annual Meeting of Stockholders of Applied Magnetics Corporation (the "Company") will be held at the Company's facility at 75 Robin Hill Rd., Goleta, California, on Friday, February 9, 1996 at 4:00 p.m., local time, for the following purposes:

    1. To elect five directors of the Company to serve for the ensuing year and until their successors have been elected and qualified;

    2. To approve the amendment of the Company's 1994 Employee Stock Option Plan to increase the number of shares of Common Stock authorized for the issuance thereunder by 1,100,000 shares;

    3. To ratify the selection of Arthur Andersen LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending September 28, 1996; and

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has determined that only holders of Common Stock of record at the close of business on December 21, 1995, will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                          Craig D. Crisman
                                          Chairman and Secretary

Goleta, California
January 5, 1996

                            YOUR VOTE IS IMPORTANT

  Please immediately date, sign, and return your proxy in the enclosed envelope. If you attend the meeting, you may withdraw your proxy and vote in person.

                         THANK YOU FOR ACTING PROMPTLY

                    [LOGO OF APPLIED MAGNETICS CORPORATION]

                                PROXY STATEMENT

             INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

  The enclosed Proxy Statement is solicited on behalf of the Board of Directors of Applied Magnetics Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held February 9, 1996, at the Company's facility at 75 Robin Hill Rd., Goleta, California at 4:00 p.m., local time, and at any adjournments thereof. The Company's principal offices are located at 75 Robin Hill Road, Goleta, California and its telephone number is 805/683-5353.

  These proxy solicitation materials are to be mailed on or about January 5, 1996 to all stockholders entitled to vote at the meeting.

REVOCABILITY

  A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by personal attendance and voting at the Annual Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted for the election of the nominees for director named in this Proxy Statement, in favor of the Amendment to the 1994 Employee Stock Option Plan to increase shares by 1,100,000 and in favor of the proposal to ratify the selection of independent certified public accountants.

RECORD DATE AND VOTING

  As of December 21, 1995 (the "Record Date"), the outstanding voting securities of the Company consisted of 22,877,412 shares of $.10 par value Common Stock. The presence in person or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.

  Each share of Common Stock has one vote on all matters. Stockholders do not have the right to cumulate their votes in the election of directors.

  The cost of soliciting proxies will be borne by the Company. The Company is retaining Georgeson & Company, Inc. to solicit proxies for a cost of approximately $5,000, plus out-of-pocket expenses. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram.

  Generally, stockholder approval of a matter, other than the election of directors, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the elections of directors. The affirmative vote of the majority of the shares present, in person or by proxy at the meeting and entitled to vote is required for approval of the amendment to the 1994 Employee Stock Option Plan (the "1994 Plan") and to ratify the election of the independent certified public accountants.

  Shares voted to abstain on a matter will be treated as entitled to vote on the matter and will thus have the same effect as "no" votes. Broker non-votes are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The term "broker non-votes" refers to shares held by a broker in street name which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The election of directors, the amendment to increase the number of shares under the 1994 Plan by an amount less than five percent of the total amount of the Common Stock outstanding and ratification of the selection of independent certified public accountants are generally considered to be routine matters on which brokers may vote without instructions from beneficial owners.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

  Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. Unless otherwise instructed, the proxy holders intend to vote the proxies received by them for the election of the nominees named below, all of whom are now members of the Board. It is not anticipated that any of the nominees will decline or be unable to serve as a director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated by the present Board of Directors to fill the vacancy.

  The following table sets forth certain information concerning each person nominated for election as a director:

 NAME                       AGE DIRECTOR SINCE PRINCIPAL OCCUPATION AND DIRECTORSHIPS
 ----                       --- -------------- --------------------------------------
 Craig D. Crisman..........  54      1994      Chairman of the Board, President,
                                               Chief Executive Officer, Chief
                                               Financial Officer and Secretary of the
                                               Company.
 Harold R. Frank...........  71      1957      Chairman Emeritus of the Company and
                                               director of Circon Corporation, Trust
                                               Company of the West and Key
                                               Technology, Inc.
 R. C. Mercure.............  64      1982      Professor and Director, Engineering
                                               Management Program, University of
                                               Colorado at Boulder and director of
                                               Imex Medical systems.
 Herbert M. Dwight.........  65      1989      President and Chairman of Optical
                                               Coating Laboratory, Inc. and director
                                               of Applied Materials, Inc., and Trans
                                               Ocean, Ltd.
 Jerry Goldress............  65      1995      Chairman and Chief Executive Officer
                                               of Wherehouse Entertainment, Chief
                                               Executive Officer of Grisanti, Galef,
                                               and Goldress, Inc., and director of
                                               Dreco Energy Services LTD.

  The Board of Directors has adopted resolutions amending the Company's bylaws to increase the number of authorized directors from four to five effective as of November 3, 1995.

  Mr. Crisman became an employee of the Company on August 1, 1995. Prior to that time he was a partner of the firm of Grisanti, Galef, and Goldress, Inc. ("GG&G"). GG&G was engaged by the Company on August 1, 1994, to provide crisis management and turnaround services to the Company. The turnaround engagement was determined to have been successfully completed on July 27, 1995. He was elected Chief Executive Officer on August 1, 1994, and, subsequently, was elected Director, President, and Chief Financial Officer. He was elected Chairman of the Board and Secretary on November 3, 1995. During the five years preceding his appointment as Chief Executive Officer and as a Director of the Company, Mr. Crisman was a partner of GG&G. In this capacity he has been engaged, as a crisis management consultant, in business turnaround assignments involving a number of different enterprises in various industries.

  Mr. Frank has served as an officer of the Company for more than five years.

  Mr. Goldress is, and for more than five years has been, Chief Executive Officer of the firm of GG&G. He was elected director of the Company on November 3, 1995. He holds the position of Chairman and Chief Executive Officer of Wherehouse Entertainment, and is a director of Dreco Energy Services LTD. For additional information concerning the relationship between GG&G and the Company see "Certain Relationships and Related Transactions".

  In August 1991, Mr. Dwight became President and Chairman of Optical Coating Laboratory, Inc., which is engaged in the design, development and production of precision optical thin film components. Prior to that time he had, since July 1988, served as President, Chairman and Chief Executive Officer of Superconductor Technologies, Inc which is engaged in high temperature superconductivity research and development. He is also a director of Trans Ocean Ltd., a sea container leasing corporation, and of Applied Materials, Inc., a wafer fabrication equipment manufacturer.

  Dr. Mercure has been for a period of more than five years, Professor and Director of the Engineering Management Program at the University of Colorado at Boulder. He is a director of Imex Medical Systems.

VOTE REQUIRED

  The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the election of directors, the Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions with respect to the election of directors in this manner.

SPECIAL COMMITTEES AND ATTENDANCE AT MEETINGS

  The Board of Directors has Audit and Compensation Committees whose members in fiscal 1995 were Dr. Mercure and Mr. Dwight. Mr. Goldress was elected to membership on the Audit and Compensation Committees on November 3, 1995.

  The Audit Committee makes recommendations regarding the selection of independent public accountants, reviews reports from its independent public accountants and reviews with them the scope and results of the audit engagement. During fiscal year 1995, there was one meeting of the Audit Committee.

  The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, authorizes and approves the grant of options and awards to executive officers and key employees under the Company's stock option and long-term incentive plans. The Compensation Committee authorized the success fee award to GG&G. See "Remuneration of Directors". During fiscal year 1995, the Compensation Committee met on five occasions.

  The Board of Directors does not have a nominating committee or any other committee which performs a similar function.

  During fiscal year 1995, the Board met ten times. Each director attended more than 75% of the Board meetings and meetings of any committees on which he serves during the portion of the year that he was a director.

                                PROPOSAL NO. 2

        APPROVAL OF AMENDMENT TO THE APPLIED MAGNETICS CORPORATION 1994

                          EMPLOYEE STOCK OPTION PLAN

GENERAL

  Under the 1994 Plan, 1,000,000 shares of Common Stock were reserved for issuance upon the exercise of options which may be granted from time-to-time to officers and certain employees of the Company or its subsidiaries. The amendment to the 1994 Plan approved by the Board of Directors would increase the number by 1,100,000. This amendment is subject to approval by the stockholders of the Company. The 1994 Plan permits the award of both Non-Qualified and Incentive Stock Options.

  The purpose of the 1994 Plan is to attract and retain executives and certain other employees and to secure for the Company the benefits of the incentive inherent in equity ownership by employees who are responsible for the continuing growth and success of the Company. Applied Magnetics believes that equity based compensation arrangements such as stock options enhance the Company's ability to attract and retain key technical, engineering and management personnel who can make significant contributions to Applied Magnetics' future success.

  The Company has considered prevailing compensation practices in the industry in which it competes for these people and, particularly, compensation and benefits being offered by companies engaged in recruitment efforts affecting both the Company's personnel and those employment candidates whom the Company itself, may, from time-to-time, seek to recruit. On the basis of these considerations, the Company believes that stock options are important compensation elements, particularly during periods, such as those recently experienced, when the disk drive industry is undergoing substantial changes and uncertainty and, as a result, there is increased competition for attracting and retaining key technical management and scientific resources. Moreover, this form of compensation closely aligns employees' interests in the Company's success and growth with similar interests of Applied Magnetics' stockholders.

  Options have been granted under the 1994 Plan as of the date of this Proxy Statement to purchase 790,922 shares of Common Stock and a total of 209,078 shares are currently reserved for future grants.

  No determinations have been made by the Compensation Committee ("Committee") or the Board of Directors as to the number of options to be granted to any executive officer or employees of the Company, either individually or as a group. The exercise price of options, when and if granted, will be not less than the fair market value of the Company's Common Stock on the dates of grant.

  The following description summarizes certain provisions of the 1994 Plan. This description is subject to, and is qualified in its entirety by, the full text of the 1994 Plan and the defined terms used therein.

TERM

  The 1994 Plan will continue in effect until terminated by the Company's Board of Directors. However, in accordance with the requirements of federal tax law, no Incentive Stock Options will be granted under the 1994 Plan more than ten years following its effective date.

ELIGIBILITY

  Employees of the Company and its subsidiaries (approximately 5,500 people as of September 30, 1995) are eligible to receive option grants under the 1994 Plan. Options may be granted to those persons whose performance the Committee determines can have a significant effect on the success of the Company. The Committee has the discretion to designate which persons shall be granted options under the 1994 Plan, to determine whether options will be granted as Nonqualified or Incentive Stock Options and to determine the terms of the options.

ADMINISTRATION AND OPERATION OF THE 1994 PLAN

  The 1994 Plan is administered entirely by the Committee which has the authority to interpret and determine all questions of policy and expediency pertaining to the 1994 Plan and to adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration and take any and all other actions it deems necessary or advisable for the proper administration of the 1994 Plan.

  The 1994 Plan authorizes the grant of options to officers, executives and other key employees of the Company and its subsidiaries. The Committee will determine which officers, executives and other key employees ("Optionees") are eligible to participate in the 1994 Plan. Selections for participation in the 1994 Plan and the amount of options to be granted will be determined on the basis of the Committee's belief as to the individual contribution to the growth of the Company that those employees have made in the past and can make in the future, based on their abilities and positions within the Company.

  In addition, the 1994 Plan includes provisions which permit the Committee to amend the plan from time-to-time in order to limit the options that may be granted to certain executive officers. This limitation provision, which may be expressed in either absolute terms or as a percentage of shares available, may be imposed, at the Committee's discretion, if necessary to avoid circumstances in which aggregate compensation paid by the Company to certain executives during certain periods may not be deductible to the Company under Section 162(m) of the Internal Revenue Code to the extent such aggregate compensation exceeds $1 million. See "Federal Income Tax Consequences".

STOCK AVAILABLE FOR AWARD

  Providing the amendment to the 1994 Plan is approved by the stockholders, the aggregate number of shares of Common Stock reserved for issuance upon exercise of options granted under the 1994 Plan shall not exceed 2,100,000 shares.

NONQUALIFIED AND INCENTIVE STOCK OPTIONS

  Stock options may be granted under the 1994 Plan as either Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or Nonqualified Stock Options (i.e., stock options which are not Incentive Stock Options).

  The exercise price of options is set by the Committee and stated in the option agreement. The exercise price may not be less than 100% of the fair market value of the Common Stock on the date of the grant. The closing price of the Common Stock on the New York Stock Exchange on December 21, 1995 was $16 1/2.

  The exercise price may be paid in cash or by delivery of a cashier's or certified check or a check issued by a broker-dealer which is a member firm of the New York Stock Exchange, Inc., or at the discretion of the Committee, by delivery of shares of the Company's Common Stock already owned by the Optionee; or any combination of the foregoing. Options granted under the 1994 Plan will expire not later than 10 years after the date of grant.

  Incentive Stock Options are subject to special statutory provisions. Incentive Stock Options granted to any employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company may not have an exercise price less than 110% of the fair market value on the grant date and may not be exercisable more than 5 years from the date of grant. Also, options continue to qualify as Incentive Stock Options only to the extent that the aggregate fair market value of stock (as of the date of grant) with respect to which such options are exercisable for the first time by the Optionee during any calendar year does not exceed $100,000.

EXERCISE OF STOCK OPTIONS

  An option will be exercisable at such times as are determined by the Committee at the date of grant.

  If the Optionee ceases to be employed by the Company for any reason other than death, Disability or Retirement (as such terms are defined in the 1994
Plan), the right to exercise the option shall expire 90 days following the date such employment is terminated. However, in the event of termination of employment as a result of the death or Disability of the Optionee while employed by the Company all outstanding, unexercised options which were exercisable at the time of such termination or which become exercisable within one year thereafter may be exercised at any time during such one year period (subject to the expiration of the option) by the Optionee or by his or her estate or other person who acquired the right to exercise by bequest or inheritance. Options granted under the 1994 Plan will be nontransferable and, except in the case of death, the option may be exercised only by the Optionee. If the Optionee retires (within the meaning of Retirement as defined in the 1994 Plan) all outstanding, unexercised options shall continue to be exercisable by him or her in accordance with the terms of said options and subject to the expiration thereof provided, however, that if and to the extent that Incentive Stock Options are exercised more than 90 days after the Retirement date, such options will be treated as Nonqualified Options. Provided the Board of Directors has not on or before a Change in Control determined that all or a portion of the outstanding options shall become fully and immediately exercisable, if, within one year following such Change in Control, the Optionee's employment is terminated (i) involuntarily for any reason or (ii) voluntarily after a material lessening of his or her duties or a material reduction in his or her base salary, all outstanding options held by such Optionee shall become immediately and fully exercisable.

ADJUSTMENT OF SHARES

  The 1994 Plan provides for adjustments to the number of shares subject to the 1994 Plan and the number of shares and the price per share of stock subject to outstanding options in the event of any stock dividend, recapitalization, split-up, combination or exchange of the Common Stock. In the event of liquidation or dissolution, or a corporate reorganization in which the Company is not the survivor, the options terminate, except that the Board may accelerate the ability to exercise the options. If options expire or terminate without having been exercised in full, the unpurchased shares shall again be available for issuance under the 1994 Plan. No additional options will be granted under the 1994 Plan after expiration of 10 years following the effective date of the 1994 Plan (see "Term").

FEDERAL INCOME TAX CONSEQUENCES

  An Optionee receiving a Nonqualified Stock Option does not recognize taxable income on the date of grant. However, he or she will recognize ordinary income at the time of exercise in the amount of the difference between the option exercise price and the fair market value of the Company's Common Stock on the date of exercise. The Optionee will have a basis in such shares equal to the market value on the date of exercise. If the Company withholds from the Optionee's compensation or otherwise receives from the Optionee the amount required to be withheld with respect to such exercise, the Company will be entitled to a concurrent deduction equal to the ordinary income recognized by the Optionee. Upon subsequent disposition of the shares acquired upon exercise of a Nonqualified Stock Option, any future gain or loss to the employee will be either short-term or long-term capital gain or loss, depending on how long the shares are held.

  Incentive Stock Options which are granted under the 1994 Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code. The following is a summary of the principal Federal income tax aspects of Incentive Stock Options.

  The holder of an Incentive Stock Option will not recognize income upon the grant or exercise of such option. However, the difference between the exercise price of an Incentive Stock Option and the fair market value of the shares purchased on the date of exercise is an item of tax preference for purposes of computing the Optionee's alternative minimum tax, if any, under the Code. Income will be recognized by the Optionee upon the sale or other disposition of the shares acquired under such option, in an amount measured by the excess of the then fair market value of the shares over the exercise price. Such amount will be treated as long-term capital gain if the Optionee has disposed of such shares after the later of two years after the grant of the option or one year after exercise of the option. If those holding period rules are not met, the Optionee may recognize income in the year of disposition at ordinary income rates in an amount equal to the lesser of the excess of the fair market value of the shares on the exercise date over the exercise price or the excess of the fair market value of the shares on the date of disposition over the exercise price. Any gain in excess of the amount taxed as ordinary income will be capital gain and will be long-term capital gain if the shares have been held for more than one year.

  The Company will not be allowed any compensation deduction with respect to an Incentive Stock Option if the holding period rules are satisfied by the Optionee. However, if the holding period rules for an Incentive Stock Option are not met, the Company will be allowed a deduction in the taxable year in which the Optionee disposes of the shares in the amount which the Optionee is required to include as ordinary income.

  Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer, and to each of the other four most highly compensated executive officers. The Company generally may deduct compensation paid to such an officer, only if the compensation does not exceed $1 million during any fiscal year, or is "Performance-Based" as defined in Section 162(m).

  The Company believes that the 1994 Plan constitutes a performance-based compensation plan for purposes of Section 162(m) because, among other things, the options granted under the 1994 Plan will not be granted at exercise prices less than fair market value on the date of grant. Moreover, the amount of compensation, if any, to be received by any affected executive officer is based on an increase in the price of the Company's Common Stock from the exercise price. In order to retain the ability to have the 1994 Plan satisfy the requirement of a performance-based compensation plan, the 1994 Plan includes provisions allowing the Committee to amend such plan, from time-to-time, so as to limit the number of options which could be granted to any person or group of persons. Such limitations, if any, could be expressed, at the discretion of the Committee, either as an absolute limit or as a percentage of available shares. Pursuant to Internal Revenue Service regulations, the 1994 Plan provides that the Company may not grant, to any one employee during the life of the 1994 Plan, options to purchase shares of Common Stock which exceed the aggregate number of shares reserved for issuance under the 1994 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1994 PLAN.

                                PROPOSAL NO. 3

                             SELECTION OF AUDITORS

  The Board of Directors of the Company has appointed Arthur Andersen LLP, independent certified public accountants as auditors of the Company for the year ending September 28, 1996, and has further directed that management submit the selection of auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements for the past twenty nine years. This firm will have representatives at the Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

VOTE REQUIRED

  Affirmative votes constituting a majority of the votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" ( the "Votes Cast") will be required to approve the ratification of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending September 28, 1996. Votes that are cast against the proposal are counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to this proposal. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the ratification of selection of auditors, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 1996.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") certain reports on prescribed forms regarding ownership of, and transactions in, the Company's Securities. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company is aware that during fiscal 1995 three of the Officers were not in compliance with the
Section 16(a) filing requirements. Mr. LeBlanc was not in compliance with
Section 16(a) filing requirements for three reports and three transactions. Mr. Ross was not in compliance with Section 16(a) filing requirements for three reports and three transactions. Mr. Altavilla, Corporate Controller, was not in compliance with Section 16(a) filing requirements for two reports and three transactions. The officers have subsequently complied with all reporting requirements of Section 16(a), and the Company believes that all other officers, directors, and ten percent stockholders complied with the filing requirements.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table contains certain information regarding beneficial ownership of the Company's Common Stock as of October 27, 1995 by (i) each person which is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Chief executive officer and each of the Company's three other most highly compensated executive officers (the four officers shall be referred to as the "Named Executive Officers"), and (iv) all directors and executive officers as a group:

                                                         SHARES OWNED   PERCENT
NAME                                                     BENEFICIALLY   OF CLASS
----                                                     ------------   --------
PRINCIPAL STOCKHOLDER:
Harold R. Frank.........................................  1,205,839(1)    5.32
  75 Robin Hill Road
  Goleta, California
OUTSIDE DIRECTORS:
Herbert M. Dwight, Jr...................................      1,667(2)     *
R. C. Mercure, Jr.......................................      7,200(2)     *
Jerry E. Goldress.......................................     37,500(4)     *
EXECUTIVE OFFICERS:
Craig D. Crisman........................................    119,643(4)     *
John E. Ross............................................     56,054(3)     *
FORMER EXECUTIVE OFFICERS:
Raymond P. LeBlanc......................................     20,722(3)     *
William R. Anderson.....................................     52,342        *
All Directors and Named Executive
 Officers as a Group (8 persons) .......................  1,500,967(5)    6.62

--------
* less than 1 %

(1) Includes 873,971 shares held by Mr. Frank as Trustee of the Catherine M. and Harold R. Frank Trusts. Also includes 330,000 shares held by Mr. Frank as Trustee under trusts for three of his grandchildren, as to all of which he disclaims any beneficial interest, and includes 1,558 shares held by Mr. Frank as custodian under the California Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest. In view of his shareholdings, Mr. Frank may be deemed a control person of the Company.

(2) Includes, as to each of Messrs. Mercure and Dwight, options, exercisable within 60 days, to purchase 3,334 shares under the Company's 1994 Directors' Stock Option Plan.

(3) Includes (i) options for Mr. Ross to purchase 56,054 shares exercisable within 60 days, (ii) options for Mr. LeBlanc to purchase 20,092 shares exercisable within 60 days and an aggregate of 630 shares held by Mr. LeBlanc as custodian for minor children under the California Uniform Transfers to Minor Act, as to all of which shares he disclaims any beneficial interest.

(4) Currently exercisable options were assigned to Mr. Crisman and the J. Goldress Revocable trust in which Mr. Goldress has a pecuniary interest, pursuant to the arrangement between GG&G and the Company. See "Certain Relationships and Related Transactions".

(5) Includes options to purchase 236,623 shares exercisable within 60 days.

                        EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table shows, as to the Chief Executive Officer and each of the three other most highly compensated executive officers whose salary plus bonus exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended September 30, 1995, as well as the total compensation paid to each such individual in each of the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).

                                                               LONG TERM COMPENSATION
                                                        -------------------------------------
                                 ANNUAL COMPENSATION              AWARDS            PAYOUTS
                               ------------------------ -------------------------- ----------
                                                OTHER    RESTRICTED   SECURITIES              ALL OTHER
        NAME AND                                ANNUAL     STOCK      UNDERLYING      LTIP     COMPEN-
   PRINCIPAL POSITION     YEAR SALARY   BONUS  COMP.(2) AWARDS($)(3) OPTIONS(#)(4) PAYOUTS($) SATION(5)
   ------------------     ---- ------- ------- -------- ------------ ------------- ---------- ---------
Craig C. Crisman(1)       1995  62,500     -0-   -0-          -0-       419,643       -0-          -0-
 Chief Executive Officer  1994     -0-     -0-   -0-          -0-           -0-       -0-          -0-
                          1993     -0-     -0-   -0-          -0-           -0-       -0-          -0-
John E. Ross              1995 221,611  31,357   -0-       19,000         6,472       -0-        1,652
 General Manager          1994 214,017 105,000   -0-       97,500       125,000       -0-        1,387
                          1993  64,390 105,000   -0-          -0-           -0-       -0-          290
Raymond P. LeBlanc        1995 225,778     -0-   -0-        9,500         6,113       -0-       21,012
 formerly Vice            1994 163,363  15,000   -0-          -0-           -0-       -0-          294
 President,               1993 133,000     -0-   -0-          -0-           -0-       -0-          -0-
 Secretary and General
 Counsel
William R. Anderson       1995     -0-     -0-   -0-          -0-           -0-       -0-      300,000
 formerly President and   1994 292,241     -0-   -0-          -0-        75,000       -0-        3,475
 Chief Operating Officer  1993 311,078     -0-   -0-          -0-           -0-       -0-        1,108

--------
(1) Mr. Crisman was a partner in a consulting firm engaged by the Company through July 27, 1995. He received no compensation directly from the Company during this relationship. See "Certain Relationships and Related Transactions". He became an employee of the Company on August 1, 1995.

(2) The value of perquisites, if any, fell below $50,000 or 10% of reported base and bonus for each executive.

(3) The restricted stock awards to Mr. Ross were issued under the amended and restated 1989 Long Term Incentive Plan ("1989 Plan") and consisted of an aggregate of 28,000 shares of Common Stock. There were 20,000 shares awarded in 1994 valued at $97,500 and 8,000 shares awarded in 1995 valued at $19,000 and are subject to restrictions under the 1989 Plan that, among other things, prohibit the sale or transfer of the Common Stock. Accordingly, awards under the 1989 Plan are considered Restricted Stock. These restrictions, which also apply to other awards under the 1989 Plan, are automatically removed ten years following the date of the award provided the participant is still employed by the Company. Restrictions may be removed earlier, if certain predetermined performance objectives are achieved. The shares awarded in 1994 were issued with restrictions to be lifted if Mr. Ross was employed by the Company one year from the grant date of July 14, 1994. The restrictions on 20,000 shares were lifted on July 14, 1995 and the aggregate value of these shares based on the closing price on the New York Stock Exchange of $8.375 on such date, was $167,500. The remaining 8,000 shares remain subject to restrictions and the aggregate market value on the New York Stock Exchange as of September 30, 1995, was $125,000.

  In connection with a separation agreement between the Company and Mr. LeBlanc dated as of July 19, 1995, the Company agreed to remove restrictions as to the 7,500 shares of Restricted Stock held by Mr. LeBlanc as of the date of the separation agreement. The aggregate value of these shares, based on the closing price on the New York Stock Exchange of $8.00 per share on such date, was $60,000.

(4) Includes all stock options granted during the year. No Stock Appreciation Right's (SARs) were granted and no stock options were granted in tandem with any SARs.

(5) These amounts reflect the dollar value of premiums paid by the Company with respect to term life insurance. The amounts included in this column as to Mr. LeBlanc represent the principal amount of loan installments which were forgiven by the Company pursuant to an interest-free loan agreement. The amounts for fiscal 1995 included in this column as to Mr. Anderson represent monthly payments pursuant to his resignation agreement. See "Employment Contracts and Termination of Employment Arrangements".

STOCK OPTION GRANTS AND EXERCISES

  The following tables set forth the stock options granted to the named executive officers under the Company's stock option plans, and the options exercised by such named executive officers, during the fiscal year ended September 30, 1995.

  The Option/SAR Grant Table sets forth hypothetical gains for the options at the end of their respective ten (10) year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price of 5% and 10%, less the exercise price, from the date the option was granted to the end of the option term. Actual gains, if any, on option exercise are dependent on the future appreciation in value of the Company's Common Stock which appreciation, if any, would benefit the Company's stockholders as well as persons to whom options have been granted.

                         OPTION GRANTS IN FISCAL 1995

                                                                               POTENTIAL REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL RATES
                                                                               OF STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                         FOR OPTION TERM(3)
                         --------------------------------------------------    ----------------------------
                                      % OF TOTAL
                                       OPTIONS
                                      GRANTED TO   EXERCISE
                         OPTIONS     EMPLOYEES IN  PRICE PER
          NAME           GRANTED    FISCAL YEAR(1) SHARE(2)   EXPIRATION DATE        5%           10%
          ----           -------    -------------- --------- -----------------   ----------   ----------
Craig Crisman........... 207,188          16%        $8.50      August 1, 2000   $1,107,545   $2,806,737
Craig Crisman...........  92,812           7%         8.50      August 1, 2005      496,136    1,257,307
Craig Crisman........... 119,643           9%         4.13   December 21, 1999      310,377      786,556
Ray LeBlanc.............   1,113 less than 1%         4.25   September 6, 2004        2,975        7,539
Ray LeBlanc.............   5,000 less than 1%         3.88    October 28, 2004       12,185       30,879
John Ross...............   1,472 less than 1%         4.25   September 6, 2004        3,934        9,970
John Ross...............   5,000 less than 1%         3.88    October 28, 2004       12,185       30,879

--------
(1) The Company did not grant SARs in fiscal 1995.

(2) Options were granted in fiscal 1995 at fair market value and are exercisable in cumulative annual installments of 50% of the shares granted beginning one (1) year after date of grant, and in all cases expire 10 years from the grant date. Mr. Crisman's options fall into three categories for exercisability: (1) the 92,812 options agree with the aforementioned rules; (2) the 207,188 options are exercisable in cumulative annual installments of 33 1/3% of the shares granted beginning one (1) year after date of grant; (3) the 119,643 options are currently 100% exercisable, and are his portion of the success fee granted to GG&G (see Remuneration of Directors).

(3) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10 year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

AGGREGATED OPTION EXERCISES FISCAL 1995 AND FISCAL 1995 OPTION VALUE

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                       OPTIONS           IN-THE-MONEY OPTIONS AT
                           SHARES                AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Craig D. Crisman........        0    $      0   119,643      300,000    $1,375,895   $2,137,500
John E. Ross............        0           0    56,888       94,584       465,956      996,413
Raymond P. LeBlanc......   54,635     326,990    20,092            0       187,460            0

--------
(1) Calculated on the basis of the closing price of the Company's common stock on the New York Stock Exchange, $15.625 per share, on September 30, 1995.

REMUNERATION OF DIRECTORS

  Mr. Dwight and Dr. Mercure were each paid an annual retainer of $10,800 and were entitled to be paid $1,000 for each Board meeting attended during the fiscal year ended September 30, 1995. Directors who are not otherwise employed by the Company, but who serve as members of the Audit or Compensation Committees are entitled to be paid $1,000 for attendance at meetings of such Committees if they occur on days other than on a regularly scheduled Board meeting day. In July 1994, in view of the Company's difficulties and deteriorating financial condition, the non-employee directors elected to defer receipt of fees payable to them for attendance at Board and Committee meetings. In November 1995, the directors elected to be reimbursed for deferred meeting fees and to reinstate regularly scheduled meeting fees. Directors are not compensated for meetings held by teleconferencing facilities. Travel and accommodation expenses incurred by directors in attending Board and Committee meetings are reimbursed.

  Under the Company's 1994 Nonemployee Directors Plan, (the "1994 Directors Plan") which was approved by the Stockholders at the 1994 Annual Meeting, options to purchase 5,000 shares of Common Stock were granted to each of Messrs. Mercure, Dwight and Crisman on March 1, 1995, at an exercise price of $3.00 per share. Under the Directors Plan, so long as each person serves as a director, he will be granted an option to purchase 5,000 shares on March 1 of each subsequent year.

  The exercise price of each option granted under the 1994 Directors Plan is set at the fair market value of the Common Stock on the date of grant. If the Common Stock is listed on a stock exchange, fair market value will be the closing price of the Common Stock on such exchange on the date of grant; provided, however, that if the date of grant falls on a day when such exchange is not open for the trading, the fair market value will be set at the closing price of the Common Stock on such exchange on the first trading day immediately following the date of grant.

  In addition to the arrangements described above, the Compensation Committee granted an option to GG&G Equity Partners to purchase 250,000 shares of Common Stock at $4.125 per share as a Success Fee ("the GG&G options"). In December 1994, the GG&G options were assigned to the individual equity partners of GG&G. The options are non-qualified options which are currently exercisable and the shares obtainable by exercise of these options have been registered with the Securities and Exchange Commission on Form S-3. Board Resolutions were adopted on July 27, 1995, finding that the turnaround engagement of GG&G was successfully carried out and completed, and the agreement with GG&G was then terminated. Pursuant to the GG&G agreement, a recruiting fee of $131,250 was paid upon the employment of Mr. Crisman.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In May 1986, the Company entered into an employment Agreement (the "Employment Agreement") with Harold R. Frank, the Company's founder and then Chairman of the Board. The Employment Agreement sets forth provisions with respect to Mr. Frank's continued employment relationship with the Company and reductions in Mr. Frank's normal compensation payable by the Company. Under the Employment Agreement,

Mr. Frank has also agreed to forego participation in certain employee benefits plans of the Company in which he would otherwise be eligible to participate, namely the Company's Cash Incentive Profit Sharing, Long-Term Incentive and the 401(k) Plans. In consideration of Mr. Frank's agreements, the Company has fixed, at $500,000, an amount of deferred compensation payable to Mr. Frank, without interest, in installments over a ten-year period which began in 1986. All installments on this agreement have been paid and no further payments are due to Mr. Frank.

  On August 1, 1994, the Company entered into an agreement with GG&G (the "GG&G Agreement") pursuant to which GG&G was retained by the Company to provide crisis management and turnaround services. The selection of GG&G was the result of efforts commenced by the Board of Directors in approximately June 1994, in response to significant operating losses and a deteriorating financial condition. Mr. Frank, with the assistance of other directors, was instructed by the Board to interview a number of persons and firms to provide these services. On the basis of this review process, GG&G was selected and retained effective as of August 1, 1994, with the understanding that Mr. Crisman would be the principal consultant to be assigned by GG&G to perform these services and to serve as Chief Executive Officer of the Company. Under the terms of the GG&G Agreement, GG&G was paid a monthly fee of $70,000 plus expenses through May 1995. The monthly fee was reduced to $55,000 effective June 1995 for the services of Mr. Crisman and any other consultants assigned by GG&G to provide services to the Company. On August 1, 1995, the GG&G Agreement was terminated and Mr. Crisman was hired by the Company.

  On November 3, 1995, Jerry E. Goldress, Chief Executive Officer and owner of GG&G, was elected to the Board of Directors of the Company. The total amount of fees paid to GG&G by the Company in fiscal 1995 was $670,000 for the aforementioned services.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  On October 5, 1994, in connection with his resignation as an executive officer and director of the Company, Mr. Anderson and the Company entered into an agreement pursuant to which, among other things, Mr. Anderson will be paid the sum of $600,000 in equal monthly installments starting on October 5, 1994, without interest, over a twenty-four (24) month period and will provide consulting services to the Company. In addition, pursuant to the terms of the Company's 1989 Plan, Restrictions (as defined in the 1989 Plan) were removed as to 11,549 shares of Common Stock previously granted to Mr. Anderson. The aggregate value of these shares, based on the closing price of the Common Stock on the New York Stock Exchange of $4.125 per share on October 5, 1994, was $47,640.

  On January 4, 1994, the Company entered into a retention agreement with Mr. Raymond P. LeBlanc, the Vice President, Secretary and General Counsel of the Company, pursuant to which, among other things, the Company agreed that if Mr. LeBlanc was terminated as a result of an Involuntary Termination (as defined in the retention agreement) occurring within two years from the date of such agreement ("Retention Term"), he would receive a severance payment equal to the product of his base monthly compensation and the number of months remaining between the time of Involuntary Termination and the expiration of the Retention Term, plus a severance payment equal to the product of his base monthly compensation and one month for each year of his employment with the Company (not exceeding 24 months). In addition, any outstanding and unpaid amounts under the loan made by the Company to him (described below) would be forgiven and discharged, and the Company would retain Mr. LeBlanc to provide legal services to the Company for a period of twelve months following the termination date at a monthly retainer of $10,000 per month. At July 18, 1995, Mr. LeBlanc's monthly base compensation was $14,167. Pursuant to the retention agreement with Mr. LeBlanc, the Company also agreed to loan him the sum of $80,000, represented by an interest-free promissory note and subject to forgiveness, in four annual installments of $20,000 each, beginning January 4, 1995, provided Mr. LeBlanc's employment with the Company was not terminated voluntarily or for Cause (as defined in the agreement). The loan was secured by a deed of trust on Mr. LeBlanc's residence in Santa Barbara, California. On July 19, 1995 the Company entered into a separation agreement with Mr. LeBlanc pursuant to which, among other things, he resigned as an officer of the Company, agreed to provide services on an as-required, part time basis for the Company until February 1996. Under the terms of the separation agreement, the Company agreed to forgive the entire balance of $60,000 due under the loan agreement. In addition, vesting was accelerated on 39,818 stock options, and pursuant to the terms of the Company's 1989 Plan, restrictions (as defined in the 1989 Plan) were removed as to 7,500 shares of Common Stock previously granted to Mr. LeBlanc. The aggregate value of these shares, based on the closing price of the Common Stock on the New York Stock exchange of $8.00 per share on July 19, 1995, was $60,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal year 1995, the Compensation Committee consisted of directors Mercure and Dwight, none of whom have ever been officers or employees of the Company or any of its subsidiaries. Mr. Goldress, CEO of GG&G, joined the Board of Directors on November 3, 1995. See "Certain Relationships and Related Transactions."

                         COMPENSATION COMMITTEE REPORT

                                 INTRODUCTION

  At or about the start of each fiscal year, the Compensation Committee of the Board of Directors (the "Committee") generally determines base salary levels as well as awards and performance objectives under applicable long term incentive plans for executive officers. It is at this time that the Committee also determines stock option grants for executive officers and key employees. The Committee takes into account the Company's actual performance during the preceding fiscal year (compared to the projected results) and the plans and objectives for the fiscal year just beginning.

  The Committee's executive compensation policies recognize both industry and company-specific conditions and circumstances. Such policies acknowledge that the industry served by the Company is dynamic, that changes in technology and market conditions occur frequently and rapidly and that competition for executives and key personnel exists within a broad range of technology and computer firms as well as manufacturers of disk drives and disk drive components.

  Moreover, these policies are affected by the Company's performance, its current and projected financial condition, and its requirements for special or unique executive skills and expertise based on strategic requirements.

  Overall, the Committee's executive compensation policies are designed to provide competitive levels of compensation and to assist the Company in attracting, retaining and motivating qualified executives and key employees.

COMPENSATION OBJECTIVES

  The compensation program for executives seeks to achieve an appropriate mix of "base" salary and "incentive" compensation components.

  Fair and competitive base salaries for executives and key personnel are intended to meet the Company's basic executive recruitment and retention needs. Incentive-based compensation practices and plans are intended to provide rewards, based on performance bonuses or equity-based compensation elements, that are related to the Company's performance as measured against business objectives and strategies.

  Given these objectives, the Committee's focus has been to develop a compensation "package" consisting of:
  . competitive base salaries;

  . cash bonuses; and

  . Long-term incentive, equity-based compensation.

  The Company has historically sought to align aggregate base salary and cash bonus compensation components of executive compensation to be at or near the median of competitive compensation within a peer group of companies. These are companies whose revenues compare to Applied Magnetics or compete with the Company for executive persons having similar skills, experience, education, demonstrated technical and management capabilities and other attributes, as those the Company seeks to retain and recruit regardless of revenues.

  Besides Company-specific performance data, both actual and projected, and assessments of the individual contributions made by key executives, the Committee has, historically, reviewed and considered independent survey data, studies published by executive compensation consultants, publicly available data regarding compensation practices of companies within the "peer" group described above and internally prepared and compiled data in formulating compensation policies and decisions. Independent survey data, compensation consultants' studies and publicly available "peer" group information have been particularly important in making decisions with respect to base salaries.

COMPENSATION PROGRAM COMPONENTS

  The Company uses a total compensation program which consists of both cash (including base salary and cash bonuses) and equity based compensation.

  1. Base Salary: Base salary is used as a recruitment device and as a minimum level of compensation considered appropriate to satisfy the retention objectives of the compensation policies. Increases, if any, are based on an evaluation of the contributions made by the individual during the preceding year, as well as those expected to be made during the ensuing year. If, based on this evaluation process, base salary increases are to be made, they are also generally based on median increases in the high technology industry for companies with comparable size and performance characteristics (collected from salary survey data published by outside consultants and other information such as proxy statements).

  Based on this evaluation process with respect to the year ended September 30, 1995, no base salary increases were awarded to the named executive officers.

  2. Cash Bonuses: The committee's criteria for determining cash bonuses is similar to that of base cash pay in that they seek to maximize shareholder value by designing bonus payout targets which focus on overall company performance through individual business unit performance. Comparative data from the same pool of peer companies as is utilized in the base salary analysis is analyzed to determine competitive cash bonus award targets.

  The committee approved the Key Management Incentive Bonus Plan ("Bonus Plan") for executives for the fiscal year. Members of the Company's key management team were eligible to receive a percentage of their base compensation if certain minimum profitability targets were met during the fiscal year. These performance targets were determined at the beginning of the fiscal year. The Chief Executive Officer was excluded from the Bonus Plan.

  The Bonus Plan was designed to generate a pool of money equal to approximately 25 percent of base salary of participating executives if the Company's overall target for pre-tax profits was met. Performance below or above this target would decrease or increase the available pool of money which could be distributed to participants. Actual distribution would be based on individual performance and will be determined based on the recommendation of the CEO with approval of the Compensation Committee.

  For fiscal 1995 the Bonus Plan provided for a pool of money to be distributed to eligible executive participants if certain pre-tax profits were attained. Pre-tax profits realized were less than the targeted amount. Notwithstanding this shortfall from targeted pre-tax profits, the Compensation Committee determined subjectively that the management team provided an extraordinary effort and results to return the Company to profitability. As a result the Committee in its discretion decided to add additional funds to this pool to be distributed based on recommendations from the CEO.

  All employees of the Company who are U.S. residents, and certain employees of certain foreign subsidiaries participate in the Cash Incentive Profit Sharing Plan (the "Cash Plan") after six months of employment. Under this plan, the Company distributes an aggregate of twelve percent of operating pre-tax profits, if any, earned by the Company during each six-months of operations of each fiscal year. Cash distributions under the Cash Plan are made to participants in the proportion which each participant's compensation for each six month period bears to the total of all eligible compensation during the period. No payments were made under the Cash Plan during fiscal 1995 as the rules of the plan required that a profit be generated from operations, which did not occur.

  3. Long-Term Incentives: Long-term incentives are provided through grants of stock options and of awards of Common Stock that are subject to restrictions prohibiting the sale or transfer of the stock ("Restricted Stock"). Subject to the terms of the applicable plans, the Committee determines the individuals to whom grants or awards should be made, the timing of grants, the purchase price per share (as to stock options) and the number of shares subject to each option. The Committee also determines the number of shares of any Restricted Stock awards, the performance objectives to be achieved in order to remove restrictions and whether these performance objectives have been achieved.

  Stock options have been granted under the 1988, 1992 and 1994 Stock Options Plans to the named executive officers and certain other employees primarily to motivate these executives to maximize stockholder value. The option program is also used to encourage executives and key employees to remain with the Company. All options are granted at fair market value on the date of the grant.

  Restricted Stock is granted under the 1989 Plan. As in the case of stock options, with Restricted Stock, the potential value of the award increases with increasing stock price. This is intended to align the value enhancement interests of executives with those of the Company's stockholders.

  Restricted Stock grants are used to provide incentives for experienced executives to remain with the Company for the long term and to recruit senior executives and other key management and technical personnel. Moreover, in certain cases the Committee has authorized the removal of restrictions in connection with severance agreements with certain former executives.

  Performance objectives are established by the Committee for the 1989 Plan at or near the beginning of each fiscal year. The achievement of performance objectives results in removal of restrictions as to all or part of the Restricted Stock.

  At the beginning of fiscal 1995, the Committee established performance objectives for the year as to all persons who held Restricted Stock. These objectives called for achievement of a minimum level of pre-tax income for the entire year. The Committee subsequently determined that those objectives were not achieved. Notwithstanding this shortfall from targeted pre-tax profits, the Committee determined subjectively to lift the restrictions.

PERFORMANCE MEASUREMENTS AND INDUSTRY COMPARISONS

  As an overall, long-term executive compensation policy, the Company continues to believe that the key to its executive compensation program is establishing aggressive business objectives and executive compensation objectives against a performance profile that considers executive and management performance relative to these objectives and the Company's overall performance relative to the performance of the companies described above under "Introduction".

COMPANY PERFORMANCE AND CEO COMPARISON

  As indicated above, the Company's executive compensation program is based upon performance relative to Company-specific objectives and compensation paid by comparable enterprises. Many of the same factors relating to executive compensation in general were considered by the Committee in August of the fiscal year in connection with setting compensation for Mr. Crisman, the President and Chief Executive Officer.

  The Committee feels that Mr. Crisman is directly responsible for the financial turnaround of the Company from an overall loss to a profit for the fiscal year. This in connection with the ongoing need for the Company of strong financial leadership and direction as well as the review of comparable compensation for President and Chief Executive Officers of other companies used in the Company's executive compensation analysis, led the Committee to set Mr. Crisman's current rate of pay at $375,000 per year. Pursuant to his employment agreement, Mr. Crisman is eligible to receive a cash bonus based on a plan to be devised by the Board.

  Prior to August, Mr. Crisman had served the Company as a consultant with GG&G and as a result received compensation directly from that firm.

                                          Members of the Compensation
                                           Committee:

                                          Dr. R.C. Mercure, Jr.
                                          Herbert M. Dwight, Jr.

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

           AMONG APPLIED MAGNETICS CORPORATION, THE S & P 500 INDEX

               AND THE HAMBRECHT & QUIST COMPUTER HARDWARE INDEX


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           APPLIED             S&P          H & Q COMPUTER
(Fiscal Year Covered)        MAGNETICS CORP.     500 INDEX    HARDWARE
-------------------          ---------------     ---------    --------------
Measurement Pt-  9/90        $100                 $100         $100
FYE   9/91                   $115                 $131         $114
FYE   9/92                   $ 93                 $146         $101
FYE   9/93                   $133                 $165         $ 79
FYE   9/94                   $ 64                 $171         $105
FYE   9/95                   $227                 $221         $167

                  STOCKHOLDERS PROPOSALS--1997 ANNUAL MEETING

  Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received at the Company's offices on or before September 5, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

                                          Craig D. Crisman
                                          Chairman and Secretary

January 5, 1996

PROXY
                         APPLIED MAGNETICS CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned stockholder of Applied Magnetics Corporation, a Delaware corporation (the "Company"), hereby appoints Craig D. Crisman and Peter T. Altavilla, and each of them, each with full power of substitution, as proxy for the undersigned to vote and otherwise represent all the shares registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Friday, February 9, 1996 at 4:00 p.m., 75 Robin Hill Rd., Goleta, California, and at any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying Proxy Statement.
  Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact thereunder.
  The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company's 1995 Annual Report to Stockholders.
  The Shares represented by the proxy will be voted in accordance with the specification made. If no specification is made, the Shares represented by this proxy will be voted for each of the nominees and proposals and, in the discretion of the proxy holders, on any other matters that may properly come before the meeting or any adjournment thereof.
  The proxies are authorized to vote and otherwise represent the shares of the undersigned on any other matters which may properly come before the meeting of any adjournment, according to their decision and in their discretion.
 PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

I plan to attend the meeting [ ]

1. ELECTION OF DIRECTORS:

   FOR the nominees listed (except as indicated to the contrary): [ ]

   WITHHOLD AUTHORITY to vote for ALL nominees listed: [ ]

   NOMINEES: Harold R. Frank, Craig D. Crisman, Herbert M. Dwight, Jr., Dr. R.C. Mercure, Jr., and Jerry E. Goldress

   (Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

   --------------------------------------------------------------------------

2. Approval of the amendment of the Company's 1994 Employee Stock Option Plan to increase the number of shares of Common Stock authorized for the issuance thereunder by 1,100,000 Shares.

   For [ ]    Against [ ]    Abstain [ ]


3. Approval of the selection of Arthur Andersen LLP as independent certified public accountants for the fiscal year ending September 28, 1996.

   For [ ]    Against [ ]    Abstain [ ]


Dated: ___________________________________________________________________, 1996


--------------------------------------------------------------------------------
                           (Signature of Stockholder)

--------------------------------------------------------------------------------
                           (Signature of Stockholder)

Please date and sign exactly as your name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name and title by duly authorized officer. Executors, trustees, guardians and the like should give full title as such.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"